Exhibit 10.1

LIMITED ASSET PURCHASE AGREEMENT

BETWEEN VEMICS, INC. AND CLEARLOBBY, INC.

AGREEMENT made and entered into as of 11th day of September 2008, by and between ClearLobby, Inc., a Delaware corporation, with its principal place of business at 60 Silver Lane, Holliston, MA 01746, (''Seller'') and Vemics, Inc., a Nevada corporation, with its principal place of business at 523 Avalon Gardens, Nanuet, NY 10954, (''Buyer'').

W I T N E S S E T H

Whereas Seller desires to sell certain of its assets, including certain trademarks, computer software and know-how related thereto, in accordance with the terms and conditions of this Agreement; and

Whereas Buyer desires to purchase such assets in accordance with the terms and provisions hereof.

Now, therefore, in consideration of the premises and of the mutual promises herein contained, the parties agree as follows;

1.	Sale and Purchase of Assets

1.1 Transfer of assets.  Subject to the terms and provisions hereof, Buyer, in reliance upon Seller's warranties and representations herein made, shall purchase and acquire from Seller, and Seller shall sell, transfer and convey to Buyer, with the exceptions set forth herein and in the schedules annexed hereto, all of the assets, properties and rights of Seller, of every type and description, whether tangible or intangible, including but not limited to the following:

(a) All designs, drawings, procedures (including design, manufacturing, test and maintenance procedures), specifications, software (other than as described in Subparagraph (b) hereof), printed circuit board art work, integrated circuit masks, test equipment, tools, fixtures, documentation, training materials, and information, in whatever form, related to, useful, utilizable or necessary in the design, manufacture, test and/or maintenance of the website  known as the Clearlobby Website; the foregoing being more specifically defined and described in the Schedule of Computer Technology, Schedule A, attached hereto and made a part hereof (hereinafter collectively referred to as ''Computer Technology'').

(b) All software (including object and source code, in machine readable and listing form), documentation (including internal documentation, documentation made available to customers and training materials), flowcharts, source code notes, software tools, compilers, test routines and information, in whatever form, and all revisions, release levels and versions of the foregoing, used on or with the Computer Technology, offered for sale or license by Seller, developed by or for Seller, or in the possession of Seller; the foregoing being more specifically defined and described in the Schedule of Software, Schedule B, attached hereto and made a part hereof (hereinafter collectively referred to as ''Software'').

(c) All patents, patent applications, copyrights, trade secrets, trademarks, trade names, and other proprietary rights based, in whole or in part, or included in or covering the Computer Technology, Software or any portion thereof; the foregoing being more specifically defined and described in the Schedule of Proprietary Rights, Schedule C, attached hereto and made a part hereof (hereinafter collectively referred to as ''Proprietary Rights'').

(d) All inventories of Computer Technology, Software, or any portions thereof; the foregoing being more specifically defined and described in the Schedule of Inventories, Schedule D, attached hereto and made a part hereof (hereinafter collectively referred to as ''Inventories'').

(e) All rights of Seller under sales agreements, franchises, license agreements, lease agreements, maintenance agreements, procurement agreements, consultant agreement, employee agreements, invention agreements and all other agreements of whatever nature or kind relating to Computer Technology, Software or Proprietary Rights specifically defined and described in the Schedule of Contract Rights, Schedule E, attached hereto and made a part hereof (hereinafter collectively referred to as ''Contract Rights'').

(f) All rights of Seller in the domain name and url http://www.clearlobby.com being more specifically defined and described in the Schedule of Inventories, Schedule D, attached hereto and made a part hereof.

All assets of Seller to be transferred to the Buyer pursuant hereto, including the Computer Technology, Software, Proprietary Rights, Inventories and Contract Rights, are sometimes hereinafter collectively referred to as ''Seller's Assets.''

1.2 Excluded assets.The following shall be excluded from Seller's Assets being sold and transferred to Buyer hereunder:

(a) Seller's cash on hand and bank deposits at the time of Closing.

(b) All accounts receivable, refundable income taxes, prepaid interest, investments in marketable securities, loans and exchanges; and loans receivable.

(c) All stock or securities, in whatever form, of Seller.

(d) All liabilities or obligations of Seller, in existence at the time of Closing as well as anytime after the closing, including, accounts payable, but excluding the obligations expressly included in Contract Rights.

(e) All leases for land and/or buildings.

1.3 Encumbrances.  The sale and transfer of Seller's Assets shall, at the time of Closing, be free and clear of all obligations, security interests, liens, infringements and encumbrances whatsoever..

1.4 Purchase price .Subject to the provisions of Paragraph 1.5 and the Promissory Note attached hereto as Schedule G, the purchase price for the sale and transfer of Seller's Assets to Buyer is the sum of $250,000.00.  The purchase price shall be payable as follows:

(a) At the time of Closing, by wire transfer to Seller's account at Citizen’s Bank $10,000.00.  Wire transfer and account information shall be provided by the Seller to the Buyer at Closing.

(b) The remaining $240,000.00 of the purchase price shall disbursed by Buyer to Seller in accordance with the terms of the Promissory Note dated September 11, 2008 and attached hereto as Schedule F.

(d) Sean Hanlon and Gregory Englehardt shall each be issued 10,000 shares of SEC 144 restricted stock in Buyers Company.

1.5 Closing.  The completion of the contemplated transactions is herein designated as the Closing, which shall take place on the 9th day of September, 2008, or such later date as may be mutually agreed upon by the parties.

1.6 Intentionally Omitted.

1.7 Access and information ..Seller shall give to Buyer, Buyer's accountants, technical personnel, counsel and other representatives access, during normal business hours, from the date hereof to Closing, to Computer Technology, Software, Inventories, books, records, contracts and commitments of Seller (including Contract Rights) and shall furnish Buyer, during such period, with information concerning Seller's Assets as Buyer may reasonably request.  Such information shall be subject to the provisions of Paragraph 8.15.

1.8 Conduct of business .Seller warrants and represents to and covenants and agrees with Buyer that, pending completion of the Closing, unless otherwise agreed in writing by Buyer:

(a) Seller shall not sell, license, contract, commit or otherwise encumber Seller's Assets, other than in the ordinary course of business.

(b) Seller shall carry and continue in force and effect through the Closing, such fire and extended coverage insurance on the Inventories as is in existence of the date of this Agreement.

(c) Seller shall not amend, modify or terminate any agreement to which it is a party and which in any way relates to Seller's Assets, without the prior written consent of Buyer.

(d) There will be no increase in any compensation payable or to become payable by Seller to any employee, agent or consultant.

2. Warranties and Representations of Seller

Seller warrants and represents to Buyer as follows:

2.1 Corporate organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the Commonwealth of Massachusetts and has full power and authority to carry on its current business and to own, use and sell its assets, including Seller's Assets, and properties.

2.2 Corporate authority.The execution and delivery of this Agreement to Buyer and the carrying out of the provisions hereof have been duly authorized by the Board of Directors of Seller and authorized by Seller's shareholders, and at Closing, Seller shall furnish Buyer copies of the authorizing resolutions of Seller's Board of Directors and its shareholders.

2.3 Labor issues.  To the best of Seller's knowledge and belief, no strike, picketing or similar action is pending or threatened against Seller by its employees or any labor union.  To the best of its knowledge and belief, Seller is not engaged in any unfair labor practices in connection with the operation of the business of Seller relating to Seller's Assets.  Seller will not be responsible for any violations arising or determined subsequent to Closing that have been caused by any act of Buyer or any failure to act by Buyer.  Seller represents and warrants that it has not had any solicitation by any labor organization within the preceding three years.

2.4 Non-infringement.  The Computer Technology, Software, Proprietary Rights, and Inventories, in whole or in part, do not infringe, to the best of Seller’s knowledge, any patents, copyrights, trade secrets, trademarks or other proprietary rights of any third parties and no rights or licenses are required from third parties to exercise any rights with respect to Seller's Assets or any portion thereof.

2.5 Proprietary rights.  The Proprietary Rights are in full force and effect and there are no liens, claims, proceedings or causes of actions that in any way affect the validity or enforceability of such Proprietary Rights.  Except for licenses granted in the ordinary course of business to purchasers/licensees of Seller's products, no rights or licenses, express or implied, have been granted to any third parties under Proprietary Rights or any portion thereof

 2.6 Contracts, licenses, permits and approvals.

(a) Seller has no presently existing contracts or commitments extending beyond the execution date hereof that in any way relate to Seller's Assets that are not included in the Schedule of Contract Rights, Schedule E hereto.

(b) Seller does not have any obligation under any collective bargaining agreement or any other contract with a labor union.  Except to the extent set forth in the Schedule of Contract Rights, Schedule E hereto, Seller is not a party to any executive or employee compensation plan or agreement or compensatory plan or agreement with any independent contractors, or employees or agents of Seller, including, without limitation, any pension, retirement, profit sharing, stock purchase, stock option, bonus or savings plan.  Seller agrees to pay or allow as a credit to Buyer any vacation or sick pay accrued to Seller's employees at Closing.

(c) Seller agrees to inform Buyer of any changes in status of the Paragraph 2.6 representations.

2.7 Compliance.  Neither the execution and delivery of this Agreement, nor any instrument or agreement to be delivered by Seller to Buyer at the Closing pursuant to this Agreement, nor the compliance with the terms and provisions thereof by Seller, will result in the breach of any applicable statute or regulation promulgated thereunder, or any administrative or court order or decree, nor will such compliance conflict with, or result in the breach of, any of the terms, conditions or provisions of the Certificate of Incorporation or bylaws of Seller, as amended, or any agreement or other instrument to which Seller is a party, or by which Seller is or may be bound, or constitute an event of default or default thereunder, or with the lapse of time or the giving of notice or both constitute an event of default thereunder.

2.8 Fitness of Assets.  The Assets as of the date hereof consist, and at Closing will consist of items of a quality and quantity usable or salable in the ordinary course of business of Seller and are currently used by Seller in the ordinary course of business.

2.9Litigation. There is no suit or action, or legal, administrative, arbitration or other proceeding or governmental investigation affecting Seller's Assets pending, or to the best knowledge and belief of Seller, threatened against Seller that materially or adversely affects the business of Seller relating to Seller's Assets or Seller's Assets.  Seller further warrants and represents that there is no outstanding judgment, decree or order against Seller that affects Seller or Seller's Assets in any way.

2.10 Effect of Agreement.  The terms and conditions of this Agreement and all other instruments and agreements to be delivered by Seller to Buyer pursuant to the terms and conditions of this Agreement are valid, binding and enforceable against Seller in accordance with their terms, subject only to the applicable bankruptcy, moratorium and other laws generally affecting the rights and remedies of creditors.

2.11 Good title.  Seller has and shall transfer to Buyer at Closing good and marketable title to Seller's Assets, free and clear of any and all security interests, encumbrances or liens.

2.12 Representations and warranties.  No representation or warranty by Seller in this Agreement or any documents provided hereunder contains or will contain any untrue statement or omissions or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.  All representations and warranties made by Seller in this Agreement and any documents provided hereunder shall be true and correct as of the date of Closing with the same force and effect as if they had been made on and as of such date.

2.13 Due performance.  Seller has in all material respects performed all obligations required to be performed by it hereunder, and is not in default in any material respect hereunder, or in violation in any material respect of its Certificate of Incorporation or bylaws, as amended, or any agreement, lease, mortgage, note, bond, indenture, license or other documents or undertaking, oral or written, to which it is a party or by which it is bound, or by which it or any of its properties or assets may be materially affected. Seller is not in violation or default in any material respect of any order, regulation, injunction or decree of any court, administrative agency or governmental body.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby will not result in any of the violations or defaults referred to in this paragraph.

2.14 Subsidiaries.  Seller does not have any subsidiaries nor does it have any interest in any business enterprise not disclosed herein relating to or competing with Seller's Assets or any portion thereof.

2.15 Computer technology.  Schedule A, Computer Technology, is a complete listing of all items used and required by Seller to design, manufacture, test, market and support the computer system known as the Clearlobby website.

2.16 Software.  Schedule B, Software, is a complete schedule of all software marketed by Seller for use on or with the Computer Technology, there are no known errors, malfunctions and/or defects in the Software; there is no known unauthorized use of the Software or any portion thereof by any third party; and there is no known users of the software other than the parties hereto.

2.17 Rights of Seller in Computer Technology and Software.  Computer Technology and Software have been created solely by and / or for Seller who is under a contractual obligation to assign all right, title and interest therein to Buyer the terms and conditions set forth in this agreement.

2.18 Date and Time Compliance of Computer Technology and Software.  Seller represents and warrants that the computer technology and software does and shall operate in a well-defined, correct and predictable manner when using any date or time, and does and shall not cause material errors related to any date or time.  Seller shall not be responsible for any computer technology or software malfunctions or errors that occur subsequent to the Closing if the Buyer has made material changes to the technology purchased under this Agreement.  Notwithstanding any provisions of this Agreement to the contrary, Section 2.19 shall survive the Closing for a period of twelve (12) months.

2.19 Non-Competition.  Seller hereby agrees not to compete directly or indirectly with the business of Buyer or any of its affiliates, within the United States of America for a period of Two ("2") Years following the effective date of this Agreement.  As used herein "not to compete" shall mean that Seller shall not own, manage, operate, advise, consult, invest in, be engaged in or otherwise assist a business substantially similar to, or competitive with, the business of Buyer as of the date of this Agreement.  For purposes of this Section, Seller shall include all officers, directors and employees of Seller’s Corporation.  In addition, for purposes of this Agreement, the “Business” of Buyer shall be that which is conducted by the iMedicor division of Buyer, specifically: (i) physician to physician file sharing; (ii) continuing medical education; (iii) educational programs for the healthcare industry; and (iv) online pharmaceutical industry to physician sales and marketing interactions.

2.20 Non-Solicitation of Clients and Customers.  Seller hereby agrees that following the execution of this Agreement that they shall not, as a company, consultant or agent for any other entity or person, seek to solicit or carry out any work of the same or similar nature, or offer, develop, license any similar product or service to the Assets sold herein, for any client or customer of Buyer or any of its affiliates.  As used herein "similar product or service" shall mean any product or service similar to that offered, licensed, contemplated or developed in a similar Business (as defined herein) to Buyer.

2.21 Non-Solicitation of Buyer’s Employees.  Seller hereby agrees that they shall not as a company, employer, consultant or agent for any other entity or person, solicit, engage or employ any employee of the Buyer.  Seller shall not induce any Employee of Buyer or any of its affiliates to terminate his or her employment with Buyer or any of its affiliates, or hire or assist in the hiring of any such Employee by any other entity or person.

3. Warranties and Representations of Buyer

Buyer warrants and represents to Seller as follows:

3.1 Corporate organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business in the State of New York and has full power and authority to carry on its current business and to purchase, own, use and sell its assets and properties.

3.2 Corporate authority.  The execution and delivery of this Agreement to Seller and the carrying out of the provisions hereof have been duly authorized by the Board of Directors of Buyer, and at Closing, Buyer shall furnish Seller a copy of the authorizing resolutions of Buyer's Board of Directors.

3.3 Binding nature.  This Agreement shall be, when duly executed and delivered, a legal and binding obligation of Buyer, enforceable in accordance with its terms.

3.4 Representations and warranties.  No warranties or representations of Buyer in this Agreement contains or will contain any untrue statement or omissions, or will omit to state a material fact necessary to make the statements contained herein not misleading.  All representations and warranties made by Buyer in this Agreement shall be true and correct as of Closing with the same force and effect as if they had been made on and as of such date.

3.5 Compliance with securities laws.  To the best of Buyer's knowledge and belief, neither Buyer nor any officer, director, affiliate, or controlling person of Buyer has committed any violation, or been in any way in contravention, of any law, rule or regulation governing transactions in securities, in connection with the transactions herein.

3.6 Inspection and value.  Buyer has formed its own opinion as to the value of Seller's Assets being purchased hereunder.  Seller's warranties include such express written warranties as are contained in this Agreement.

 3.7 Litigation.  There are no pending, or to the best knowledge and belief of Buyer, threatened actions or proceedings before any court or administrative agency or other authority that might or will materially or adversely affect Buyer's ability or right to perform all of Buyer's obligations hereunder.

3.8 Compliance.  Neither the execution and delivery of this Agreement, nor any instrument or agreement to be delivered by Buyer to Seller at the Closing pursuant to this Agreement, nor the compliance with the terms and provisions thereof by Buyer, will result in the breach of any applicable statute or regulation promulgated thereunder, or any administrative or court order or decree, nor will such compliance conflict with, or result in the breach of, any of the terms, conditions or provisions of the Certificate of Incorporation or bylaws of Buyer, as amended, or any agreement or other instrument to which Buyer is a party, or by which Buyer is or may be bound, or constitute an event of default or default thereunder, or with the lapse of time or the giving of notice or both constitute an event of default thereunder.

3.9 Effect of Agreement.  The terms and conditions of this Agreement and all other instruments and agreements to be delivered by Buyer to Seller pursuant to the terms and conditions of this Agreement are valid, binding and enforceable against Buyer in accordance with their terms.

3.10 Good Title. Buyer has and shall transfer to Sean Hanlon and Gregory Englehardt at Closing good and marketable title to 10,000 SEC 144 restricted shares each, free and clear of any and all security interests, encumbrances, or liens.

3.11 Due performance.  Buyer has in all material respects performed all obligations required to be performed by it hereunder, and is not in default in any material respect hereunder, or in violation in any material respect of its Certificate of Incorporation or bylaws, as amended, or any agreement, lease, mortgage, note, bond, indenture, license or other documents or undertaking, oral or written, to which it is a party or by which it is bound, or by which it or any of its properties or assets may be materially affected. Buyer is not in violation or default in any material respect of any order, regulation, injunction or decree of any court, administrative agency or governmental body.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby will not result in any of the violations or defaults referred to in this paragraph.

3.12 Buyer agrees to inform Seller according to the Notice provisions provided for herein of any and all investment, in excess of five million (5,000,000) dollars, raised from the date of Closing until the satisfaction of the Promissory Note.

 4. Liabilities

4.1 No assumption of liabilities.

(a) Seller acknowledges that Buyer is acquiring Seller's Assets hereunder without any assumption of Seller's liabilities.

(b) Seller will indemnify and hold Buyer harmless from and against any and all claims for products, service, and professional liability against Seller arising out of sales of products or services or grants of licenses rendered by Seller prior to Closing.

5. Conditions Precedent

5.1 Conditions precedent to Seller's obligations.  The obligations of Seller to complete the Closing hereunder are, at Seller's option, subject to the following conditions:

(a) All representations and warranties by Buyer contained in this Agreement shall be true in all material respects as of and at the Closing.

(b) Buyer shall have performed and complied with all agreements, terms and conditions required by this Agreement to be performed and complied with by Buyer on or before the Closing.

(c) Seller shall have received an opinion of counsel from Buyer, dated the Closing date, in form and substance reasonably satisfactory to counsel for Seller, stating that:

(i) Buyer is a corporation duly organized and existing in good standing under the laws of the State of Nevada and is duly qualified to do business in the State of New York.

(ii) Buyer has full power and authority to make, execute, deliver and perform this Agreement, and all corporate and other proceedings required to be taken by Buyer, its directors to authorize Buyer to enter into and carry out this Agreement and the transactions contemplated hereby have been duly and properly taken, and this Agreement constitutes a valid obligation binding upon Buyer in accordance with its terms, and that Buyer has the corporate power to conduct the type of business presently conducted by Seller relating to Seller's Assets.

(iii) The execution and delivery of this Agreement, and the consummation hereof, do not conflict with, or result in breach of, or constitute a default under, the Article of Incorporation or bylaws of Buyer, as amended, or any material agreement or instrument of which such counsel has knowledge and to which Buyer is a party or by which it is bound.

(d) Seller shall not be in bankruptcy or similar proceedings.

5.2 Conditions precedent to Buyer's obligations.  The obligations of Buyer to complete the Closing under this Agreement are, at Buyer's option, subject to fulfillment by Seller, or otherwise, of each of the following conditions:

(a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects as of and at the Closing with the same effect as if said representations and warranties had been made on and as of Closing, except and to the extent otherwise specifically provided by the terms and conditions of this Agreement.

(b) Seller shall have performed and complied with all agreements, terms and conditions required by this Agreement to be performed and complied with by Seller on or before the Closing.

(c) The employees of Seller are listed on the Schedule of Employees, Schedule F, attached hereto and made a part hereof.

(d) Buyer shall have received an opinion of counsel from Seller, dated the Closing date, in form and substance reasonably satisfactory to counsel for Buyer, stating that:

(i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power to own, lease and sell its assets, including Seller's Assets, and to conduct its then current business and is duly qualified to do business and is in good standing in the State of Delaware and every other jurisdiction where such qualification may be necessary.

(ii) Seller has the full power and authority to make, execute, deliver and perform this Agreement.  All corporate and other proceedings required to be taken by Seller, its directors and shareholders to authorize Seller to enter into and carry out this Agreement and the transactions contemplated hereby have been duly and properly taken, and this Agreement constitutes a valid obligation binding upon Seller in accordance with its terms.

(iii) At the Closing, Buyer shall receive good and marketable title to all of Seller's Assets, free and clear of any and all security interests, encumbrances, liens, infringements, licenses in favor of others (except and to the extent expressly provided herein) or other interests.

(iv) Counsel does not know of any litigation, proceeding or governmental investigation pending or threatened against or relating to Seller that would adversely affect, in any way, the business of Seller's Assets or Seller's Assets.

(v) The execution and delivery of this Agreement and consummation hereof do not conflict with, or result in the breach of, or constitute a default under the Certificate of Incorporation or bylaws of Seller, or any material agreement or instrument of which counsel has knowledge and to which Seller is a party or by which Seller is bound.

(vi) The business of Seller and Seller's Assets shall not have been materially and adversely affected as a result of any transaction or labor dispute or discussion.

(vii) Seller does not have any subsidiary corporations or other undisclosed business enterprises.

(viii) All corporate and other proceedings and actions required by this Agreement or by law or any rules or regulations promulgated thereunder, to be taken by or on the part of Seller, its Board of Directors or its shareholders to authorize Seller to execute, deliver and perform its duties and obligations arising under this Agreement have been duly and validly taken.

(ix) Seller has complied with all applicable statutes, the provisions of its Certificate of Incorporation and bylaws, as amended, and all other laws and regulations applicable to the transactions contemplated by this Agreement to be performed by Seller.

(x) Seller's Assets are free and clear of all perfected, filed and/or recorded liens, charges, and encumbrances.  The instruments of assignment, transfer and conveyance of Seller's Assets to Buyer comply in all respect with the terms of this Agreement and are sufficient to vest in Buyer all right, title and interest in respect to all of Seller's Assets.

(xi) Neither the execution and delivery of this Agreement, nor any instrument or agreement delivered by Seller to Buyer at the Closing pursuant to this Agreement, nor the compliance with the terms and provisions hereof by Seller resulted in or will result in the breach of any applicable statute or regulation promulgated thereunder, or any administrative or court order or decree, nor will such compliance conflict with or result in the breach of any of the terms, conditions, or provisions of the Certificate of Incorporation or bylaws, as amended, of Seller, or any agreement or other instrument to which Seller is a party, or by which Seller is or may be, bound, or constitute an event of default or, with the lapse of time or the giving of notice, or both, constitute an event of default thereunder.

(xii) This Agreement and all of the instruments and agreements delivered by Seller to Buyer on the date hereof are legal, valid, and binding obligations of Seller, enforceable in accordance with their terms.

(xiii) There is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation, or any material change affecting any of Seller's Assets pending or, to the Seller’s counsel's knowledge, after due inquiry, threatened against Seller, which might materially or adversely affect the financial condition of Seller or the conduct of Seller's business related in any way to Seller's Assets.

(xiv) To Seller’s knowledge, there is no suit, action or claim that the Computer Technology, Software, Proprietary Rights or Inventories infringe any patents, copyrights, trade secrets, trademarks or other proprietary rights of any third parties, and that the Computer Technology, Software, Proprietary Rights, Inventories or any portion thereof or the exercise of any rights related thereto or to Seller's Assets do not infringe any patents, copyrights, trade secrets, trademarks or other proprietary rights of third parties.

(d) Seller shall have delivered to buyer such other instruments and documents as Buyer shall reasonably request for the purpose of further perfecting the title of Buyer in Seller's Assets.
(e) Seller shall not be in bankruptcy or similar proceedings.

5.3 Waivers and consents.  Promptly following the execution of this Agreement, Seller shall use its best efforts to obtain such written waivers and consents as may be required, or reasonably requested by Buyer, in connection with the sale and assignment of Seller's Assets by Seller to Buyer in accordance with the terms of this Agreement.

6. Closing Obligations

6.1 Seller's obligations at Closing.  At the Closing, Seller shall execute and deliver to Buyer:

(a) A bill of sale, assignments, and such other instruments, and documents of conveyance and transfer to Buyer all of Seller's Assets.

(b) Appropriate original instruments of consent or waiver executed by third parties with respect to all Contract Rights being transferred to Buyer hereunder in order more fully to effect transfer of Seller's Assets hereunder, including, without limitation, consents by all appropriate governmental agencies, if any.

(c) Possession of the originals of all Seller's Assets and all copies thereof; it being understood and agreed that no Seller's Assets or any portion thereof shall remain in the possession or control of Seller after the Closing.

(d) True and complete copies of resolutions duly accepted by Seller's board of Directors and all shareholders entitled to vote hereon confirming this Agreement, authorizing the carrying out of all transactions contemplated herein and the execution and delivery by Seller of all instruments then or thereafter required to do so; said resolutions to be duly certified by the Secretary of Seller.

(e) Opinion of Seller's counsel as hereinabove provided.

(f) Such other instruments and documents as may be elsewhere herein required.

(g) A certificate signed by the President and by the Secretary of Seller, dated the date of Closing, certifying that all of Seller's representations and warranties set forth in this Agreement continue to be true on the Closing date as if originally made on such date, except and to the extent otherwise expressly provided or permitted in this Agreement.

(h) All documents necessary to transfer the domain name www.clearlobby.com to Buyer.

(i) All documents necessary to document the transfer Seller’s Ownership rights in the assets being transferred herein to Buyer.

6.2 Seller's further assurances.From time to time, at Buyer's request and expense, whether at or after the Closing and without further consideration, Seller shall:

(a) Execute and deliver to Buyer such instruments as may reasonably be required to carry out the intent and purpose of this Agreement.

(b) Deliver to Buyer such other data, papers and information as may be requested by Buyer to assist Buyer in the use of Seller's Assets.

6.3 Buyer's obligations at Closing.At Closing, Buyer shall execute and deliver to Seller:

(a) The payments provided for herein.

(b) Stock certificates in the names of Sean Hanlon and Gregory Englehardt for 10,000 SEC 144 restricted common shares of Buyer.

(c) An opinion of counsel for Buyer as hereinabove required.

(d) True and complete copies of resolutions duly adopted by Buyer's Board of Directors which provide all necessary corporate authorization for the execution and carrying out of this Agreement and the provisions hereof.

(e) A certificate signed by the President and by the Secretary of Buyer, dated the date of Closing, certifying that all of representations and warranties set forth in this Agreement continue to be true on the Closing date as if originally made on such date and the fulfillment of the covenants and agreements as of the Closing.

(f) Appropriate instruments assuming obligations of Seller in the Contract Rights and indemnifying Seller.

(g) Such other instruments and documents as may be elsewhere herein required.

(h) The Buyers, by this Agreement, effectively transfer the shares referred to above (6.3(b) to Sean Hanlon and Gregory Englehardt.

7. Employees

7.1 Data on employees - Seller shall comply with whatever reasonable requests Buyer may make for additional information relating to its employees.

8. Miscellaneous

8.1 Brokerage.  Each party hereto represents and warrants to the other that no broker or finder is entitled to any commission, or similar fee, in connection with the making and carrying out of this Agreement.

8.2 Taxes.  The Parties hereto shall be solely responsible for their own tax liability.  Each Party to this Agreement shall be responsible for the payment of any taxes attributable to and/or accessed against them, as a result of the transactions contemplated hereunder.  All fees, costs, charges, and expenses payable to any federal, state, or municipal authority, including without limitation all filing fees, documentary stamps and transfer, sales and other taxes required to be paid, or imposed in connection with the terms of this Agreement shall be paid by the Party incurring such costs.

8.3 Indemnification.Seller covenants and agrees to defend, indemnify, and hold Buyer harmless against any loss, damage, claim of third parties, actions, suits, demands, judgments, or expense (including legal and other fees, costs and charges) incurred or sustained by Buyer as a result of or attributable, in whole or in part, to any misrepresentation or breach of any representation, warranty, covenant, or agreement herein (including, without limitation, provisions on applicable bulk transfer laws) given or made by Seller. Buyer covenants and agrees to defend, indemnify, and hold Seller harmless against any loss, damage, claim of third parties, actions, suits, demands, judgments, or expenses (including legal and other fees, costs and charges) incurred or sustained by Seller as a result of or attributable, in while or in part, to any misrepresentation or breach of any representation, warranty, covenant, or agreement herein (including, without limitation, provisions with respect to  Buyer's representations of compliance with securities laws, rules and regulations) given or made by Buyer.

8.3.1 Sean Hanlon and Gregory Englehardt shall jointly indemnify Buyer against any claim of third parties asserting ownership of the technology transferred hereunder, as defined in Schedule A attached hereto, for a period of twelve (12) months from the execution of this Agreement.  Nothwithstanding the preceding sentence, such liability is limited to and shall not exceed the amount of the Purchase Price then received by Seller under the Promissory Note attached hereto.  Such indemnification shall in no instance terminate the obligations of Buyer under said Promissory Note.

8.4 Effectiveness.  This Agreement supersedes any and all agreements, if any, previously made between the parties relating to the subject matter hereof, and there are no understandings or agreements other than those included herein.

8.5 Notices and communications.Any notice, payment, request, instruction, or other document to be delivered hereunder shall be deemed sufficiently given if in writing and delivered personally or mailed by certified mail, postage prepaid, if to Buyer addressed to Buyer at the address first set forth above, and if addressed to Seller, addressed to Seller at the address first set forth above unless in each case Buyer or Seller shall have notified the other in writing of a different address.

8.6 Non-waiver.  No delay or failure on the part of either party in exercising any right hereunder, and no partial or single exercise thereof, will constitute a waiver of such right or of any other right hereunder.

8.7 Headings.  Headings in this Agreement are for convenience only and are not to be used for interpreting or construing any provision hereof.

8.8 Governing law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

8.9 Jurisdiction.  Any and all claims arising out of or relating to this Agreement shall be brought in a court of competent jurisdiction within the State of New York, County of Rockland.

8.9 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.10 Binding nature.  The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

8.11 Survival of representations and warranties.  Except as otherwise expressly provided in this Agreement or the Schedules annexed, the representations and warranties of Buyer and Seller extended hereunder shall survive the Closing for a period of twelve (12) months.  Each party against whom liability is asserted under the provisions of this Agreement shall be given the opportunity to participate, directly or through its authorized representative, at its cost and expense, in the conduct of any negotiations relating to the settlements of any liability or any other proceeding instituted by any third party against either Seller or Buyer, as the case may be, giving rise to the alleged breach.

8.12 Expenses.  Except as otherwise expressly provided herein, each party shall pay all of its own expenses incidental to the negotiation and preparation of the documentation and financial statements relating to this Agreement and for entering into and carrying out the terms and conditions of this Agreement and consummating the transactions, irrespective of whether the transactions contemplated shall be consummated.

8.13 Amendment; successors and assigns.  This Agreement may be amended only by an instrument signed by the authorized representatives of the parties hereto.  Neither party may assign any of its rights, obligations, or liabilities arising hereunder without the prior written consent of the other, except as otherwise provided herein, and any such assignment or attempted assignment shall be null and void.

8.14 Third party beneficiaries.  Except for their proper successors and assigns, the parties hereto intend that no third party shall have any rights or claims by reason of this Agreement.

In witness whereof, the parties hereto have cause this Agreement to be duly executed by their authorized representatives as of the date first above written.

Clearlobby, Inc	Vemics, Inc.

(''Seller'')	(''Buyer'')
By: ______________________	By: Fred Zolla
Title: ______________________	Title: CEO
Date: ______________________	Date: September 11, 2008

Sean Hanlon and Gregory Englehardt hereby agree jointly, to the provisions of section 8.3.1 of this agreement.

/s/ Sean Hanlon                                                                                                                         /s/ Gregory Englehardt
Sean Hanlon                                                                                                                               Gregory Englehardt
SCHEDULE A.

COMPUTER TECHNOLOGY

ClearLobby, represented as www.clearlobby.com, is an online service through which pharmaceutical companies and physicians share information and interact.  ClearLobby is intended to supplant, to some degree, the direct sales call by pharmaceutical sales representatives to physicians.  By placing those interactions online, through a highly customizable web portal, ClearLobby is intended to make the detailing process more efficient.

A hosted service, ClearLobby provides pharmaceutical companies with an online vehicle to present information to targeted physicians, who access the site with a login and password.

ClearLobby is intended to house industry’s presentations and educational content for physicians – and be utilized in a manner that supplants unsolicited sales representative calls to physician offices.  A hosted portal with both physician user-specific and industry client-specific views, ClearLobby will drive considerable efficiencies for both constituents.

For Physicians, ClearLobby will:

•	Aggregate content from all pharmaceutical brands into a single, convenient portal
•	Enable them narrow what they see to only selected, relevant drugs and products.
•	Allow them to review that information at their convenience vs. in lieu of revenue-producing activities.
•	Enable them to selectively engage companies and sales reps as needed, through interactive tools and feedback mechanisms.
•	Facilitate the formal control over sales rep access to their practice.

For Pharmaceutical Companies, ClearLobby will:

•	Provide a new vehicle for delivering promotional and educational messages to targeted physicians who chose to limit sales rep visits.
•	Facilitate more meaningful and productive sales rep-physician meetings.
•	Allow corporate marketing to gain greater control over marketing and sales messaging (vs. field reps).
•	Deliver considerable efficiencies by aggregating targeted physicians and reducing costly, ineffective unsolicited sales calls.
•	Provide data on every interaction on the portal, to enable continuous feedback on acceptance and impact of content and messaging.
SCHEDULE B.
SOFTWARE

The current ClearLobby application is the second version of the software and is in prototype stage.  An engineer should be able to look at the application (or perhaps just schema.rb) and understand the business domain rapidly, for the code base is slim, with nothing unusual occurring.  Developed as a Rails application, gaining an understanding the code and domain should not require an expertise in that framework and language.

The Domain
There are 3 types of Users:  Physicians/MDs (UserMd), Pharma Admins (UserPharma), and Pharma Reps (UserRep).  MDs belong to a Practice.  Pharma Admins and Reps belong to Companies.  Products belong to Companies.  Products have and belong to many Specialties.  Products have many ContentPieces.  ContentPieces are viewed (ContentView) and commented on (ContentComment) by MDs.

Process Flow
Hitting the base url triggers the AuthController, a simple application wrapper to provide generic password protection (note: this is not a true security controller).  When the correct password is entered, the user comes to a default home page offering one-click login for each user type.  There is also the option to run through basic MD registration.  Each of the options has its own controller: MDController, PharmaController, RepController, and RegController.  Because the decision was made to use 3 different User types in the domain, it allowed for very easy, modular controller architecture.  No Roles or Role decisions are made anywhere and layouts do not have to be determined dynamically.  Once a user "logs in,” a single controller associated with that user type is used.  In the current application, all behavior is located in a single place.

Persistence
In the current application, much of the AJAX does not trigger persistence.  For example, when an MD rates content, the div is changed to display a rating image based on their rating selection.  Sample and Meeting requests do not persist either.  Likewise, the current Pharma reporting module utilizes static partials loaded dynamically.  Finally, the Discuss tab in the MD view has not yet been constructed (clicking on that route will deliver an error).  As a prototype, infrastructural elements such as system wide exception handling, logging, authentication/authorization, file upload and storage, have been established only to simulate behavior and change the user’s page, but not to write to a database.

Future Production
The current application is a very small and clean web application.  It maps a useful user experience across multiple constituents and reflects the broad business concept of ClearLobby.  In addition, while the production solution will inherently be more robust, all of the technologies needed are already in use.  The bulk of the application involves handling video and document rendering, and solutions exist today, such as ffmpeg (or similar) for video conversion and FlashPaper for document conversion.  Numerous Rails plugins, gems, or alternate technologies altogether, are available to handle smaller bits of functionality (auth, ratings, tags, modal boxes that hide flash content, background processing, email, application monitoring, unblocking uploads, etc).

  SCHEDULE C.
PROPRIETARY RIGHTS

Sean Hanlon and Gregory Englehardt, the principals of ClearLobby, Inc., hereby assert that ClearLobby owns the assets it is transferring to Buyer, pursuant to this agreement.

An assignment of assets from Kevin Mather is attached hereto.

SCHEDULE D.
INVENTORIES

The application and the ClearLobby logo are contained on one disc of zipped files, to be transferred by Seller to Buyer upon execution of this agreement.

Seller also will transfer ownership of the url http://www.clearlobby.com to Buyer up on execution of this agreement.

SCHEDULE E.
CONTRACT RIGHTS

Seller hereby warrants that no persons or entities can claim any contract rights with respect to the Computer Technology or any of the assets being transferred from Seller to Buyer hereunder.

In concert with the execution of this Agreement, Seller will provide to Buyer the executed Voting Agreement executed by Seller’s shareholders, which reflects the approval of this Agreement of all of the holders of Seller’s shares.

In addition, in concert with the execution of this Agreement, Seller will provide to Buyer the Statement of Ownership, which affirms that Seller has universal and complete ownership and rights to the Computer Technology and all assets being transferred under this Agreement; this Statement of Ownership was approved and executed by the sole resource responsible for the architecture and development of the Computer Technology.

SCHEDULE F.
PROMISSORY NOTE

$250,000.00                                                                                                                         September 11, 2008

1.
Payment Obligation.  For value received, Vemics, Inc., a Nevada corporation with a principle place of business at 523 Avalon Gardens, Nanuet, New York 10954 (“PROMISOR”) hereby promises to pay to the order of ClearLobby, Inc., a Delaware Corporation with a principle place of business at 60 Silver Lane, Holliston, Massachusetts 01746 (“PROMISEE”) the principal amount of two hundred and fifty thousand dollars ($250,000.00) interest free.

2.
Source of Obligation.  This Note arises from PROMISOR’S acknowledgement that PROMISOR owes $250,000.00 to PROMISEE pursuant to the terms of the Limited Asset Purchase Agreement executed by PROMISEE and PROMISOR on September 11, 2008.

3.
Payment Terms.  This Promissory Note is due and payable as follows, to-wit: PROMISOR shall make a payment of ten thousand ($10,000.00) dollars at the time of signing this Promissory Note and the Limited Asset Purchase Agreement as well as the delivery of the technology referenced in said Limited Asset Purchase Agreement and twelve (12) equal monthly payments of twenty thousand ($20,000.00) until such time as this note has been fully satisfied.  The first such monthly payment shall be due and payable on the 1st day of January 31, 2009, and a like installment shall be due and payable on the same day of each succeeding month thereafter until the total principal of $250,000.00 is paid in full.

The payment terms delineated above are subject to change contingent on PROMISOR receiving investment, funds, or capital, regardless of source as follows:

If PROMISOR receives investment, funds, or capital in an amount of ten million ($10,000,000.00) dollars or more, PROMISOR shall pay any and all unsatisfied principal pursuant to this promissory note, in full, to PROMISEE within thirty (30) days of PROMISOR receiving/beginning to receive the investment, funds, or capital.

If PROMISOR receives investment, funds, or capital of five million dollars ($5,000,000.00) or more, but in an amount less than ten million dollars ($10,000,000.00), PROMISOR shall make a proportional payment based on the initial 5 Million Dollars received and proportional payments for each $1,000,000.00 thereafter of investment, funds, or capital received on a pro rata basis towards the satisfaction of any and all unsatisfied principal.
For example: If Vemics receives 5,000,000.00 in investment, funds, or capital, Vemics shall make a payment of $120,000.00, equal to 50% of the $240,000.00 principle.

4.
Form of Payment.  Payment shall be deemed made when funds are available to PROMISSEE from PROMISOR.  All such payments shall be made to ClearLobby, Inc., Any check, draft, Money Order, wire transfer, or other instrument given in payment of all or any portion hereof may be accepted by the PROMISEE and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the PROMISEE hereof except to the extent that actual funds are unconditionally received by the PROMISEE and applied to this indebtedness in the manner elsewhere herein provided.  All such payments shall be issued to ClearLobby, Inc., 60 Silver Lane, Holliston, Massachusetts 01746.

5.	Prepayment. PROMISOR shall have the right to prepay the amount owed hereunder in whole or in part at any time without penalty or notice.

6.	Default. PROMISOR shall be in default upon the occurrence of any of the following (referred to individually as an “Event of Default”):

a.	Failure to make any payment within ten (10) days of the date of which such payment becomes due;

b.	Admission in writing by PROMISOR of its inability to pay debts as they mature;

c.	The making of a general assignment for the benefit of creditors by PROMISOR;

d.	Adjudication that PROMISOR is bankrupt or insolvent;

e.
Filing by PROMISOR of (i) a voluntary petition in bankruptcy; or (ii) a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any insolvency, readjustment of loan, dissolution or liquidation law or statute; or  (iii) an answer admitting the material allegations of a petition filed against PROMISOR in any proceeding under any such law;

f.
The entering of an order, judgment or decree, without the application, approval or consent of PROMISOR by any court of competent jurisdiction, appointing a receiver, trustee or liquidator for PROMISOR, if such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.

7.
Acceleration of Maturity: In the event of default, as defined above, time being of the essence hereof, PROMISEE, upon giving written notice to PROMISOR and PROMISOR’s failure to cure said default within 30 days, may declare the entire principal sum at the time of the default, due and payable.

8.	Waiver.

a.
PROMISOR hereby waives and releases all errors, defects and imperfections in any proceedings by PROMISEE under the terms of this Note and any claims related to PROMISEE’S Limited Asset Purchase Agreement with PROMISOR and all benefit that might accrue to PROMISOR by virtue of any present or future laws exempting property, real or personal, or any part of the proceeds arising from any sale of such property, from attachment, levy, sale under execution, or providing for any stay of execution, exemption from civil process or extension of time for payment.

b.
PROMISOR hereby waives presentment for payment, demand, notice of dishonor, protest and notice of protest of this Note and all other notices in connection with delivery, acceptance, performance, default or enforcement of the payment of this Note.  Liability hereunder shall be unconditional and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver, or modification consented to by the PROMISEE.  Notwithstanding anything to the contrary herein, PROMISEE must give notice to PROMISOR with time to cure any default as specified above in this agreement.

9.
Governing Law.  This Promissory Note shall be interpreted and applied in accordance with the law of the State of New York.  Any claim or cause of action arising under this Note shall be subject to a Court having jurisdiction thereof, located in the County of Rockland in The State of New York.  The prevailing party shall be entitled to reimbursement for costs and reasonable attorney's fees.

10.	Interest on Unpaid Amounts: All sums remaining unpaid on the agreed or accelerated date of maturity of the last installment shall thereafter bear interest at the rate of ten percent (10%) per year.

11.
Costs & Damages: In the event of default of this agreement or breach by PROMISOR, PROMISOR hereby agrees to pay reasonable attorneys fees and costs to PROMISEE related to pursuing its rights hereunder.

12.
Severability.  If any provision of this Note or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

IN WITNESS WHEREOF, PROMISOR has executed this Note as of the date first written above.

PROMISOR                                                                       PROMISEE
Vemics, Inc.:                                                                      ClearLobby, Inc.

By:                                                                                          By: ___________________________
      Fred Zolla, CEO                                                                     Sean Hanlon, CEO